Exhibit 10.32

Profit Share Agreement

This Profit Share Agreement (“Agreement”) is made effective as of June 30, 2019 (“Effective Date”) by and between DGS Ltd. an exempted Bermuda company (”Company”), and Jeffery Cox, an individual with a residential address at 2572 Saddleback Ct., Castle Rock, CO, 80104-7542 USA (“Cox).

WHEREAS, pursuant to a share exchange in 2016 whereby Cox exchanged his shares in Digital Globe Services Limited (“DGS Oldco Shares”) for 3,871,836 common shares of the Company (“DGS Newco Shares”) and further exchanged his DGS Newco Shares in exchange for the issuance of 322,599 common shares of Ibex Holdings Limited, an exempted Bermuda company (“Ibex”) who is the owner of 100% of the issued share capital of the Company; and

WHEREAS, the parties hereto desire to have Cox receive a share of any cash dividends actually paid by the Company to Ibex;

NOW THEREFORE, the parties agree as follows:

1.	Services. During the term of Cox’s employment with Digital Globe Services Inc., a Delaware company (“DGS US”), Cox shall, upon the Company’s request, serve as an executive officer and/or director of the Company, and render duties to the Company associated with such position (s) (collectively, the “Services”).

2.	Standard of Conduct. In performing any Services, Cox agrees to the following standard of conduct:

a.	Cox shall comply with all written policies of the Company existing as of the Effective Date and as may be later modified or terminated by the Company in the future in its sole discretion (“Company Policies”). All Company Policies will be made available to Cox upon request.

b.	Cox shall at all times comply with all applicable laws and regulations.

3.	Fees. In exchange for Cox’s provision of Services, Cox shall be entitled to receive a fee equal to 16.18% of any cash dividends actually paid by the Company to Ibex (the “Fees”). All Fees shall be paid to Cox by the end of the month immediately following the month in which such Fees have been earned under this Agreement.

4.	Term and Termination. The “Term” of this Agreement shall commence on July 1, 2019 and shall continue until the earlier to occur of: (i) the satisfaction of any dividend preference on preferred shares issued by Ibex; (ii) the conversion of all preferred shares issued by Ibex into common shares of Ibex; (iii) a sale of substantially all the assets of the Company or its direct or indirect subsidiaries to an unaffiliated third party; (iv) a sale of all of the shares held by Ibex in any of DGS Ltd., and IBEX Global Limited (the “Other Portfolio Companies”) to an unaffiliated third party; (v) a sale of substantially all of the assets held by any of the Other Portfolio Companies to an unaffiliated third party; and (vi) June 30, 2020.

In the event of a termination of this Agreement for any reason, Company shall pay Cox for any Fees that were earned by Contractor up through the termination date in accordance with the terms of Section 4 and shall not be entitled to earn any Fees after the termination date, provided that, if this agreement is terminated pursuant to Section 4 (iv), the Company and Cox shall negotiate in good faith a potential extension of the Term of this Agreement.

5.	Relationship of the Parties. It is understood by the parties that Cox is an independent contractor with respect to the Company, and not an employee of Company. Company will not, by virtue of this Agreement, provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Cox, or any of its employees, agents, or principals. Cox shall be solely responsible for reporting any Fees received hereunder to the appropriate tax authorities, as well as for the payment of any taxes associated with the payment of such Fees, and shall indemnify and hold harmless the Company against any claim arising out or related to any of the foregoing tax reporting and payment obligations.

6.	Miscellaneous.

a.	Any notice to be delivered under this Agreement must be sent to the following emails, delivery receipt requested, in order to be deemed a valid written notice under this Agreement. Such notices shall be deemed delivered: (i) as of the date of the delivery receipt; (ii)or, if no delivery receipt is given within 48 hours of sending the email, the date of the second business day after the date of sending:

If to Company: christy.oconnor@ibex.co

If to Cox: Jeff.cox@dgsworld.com

Or to such other address as a party may provide in written notice to the other party.

b.	No waiver of any provision of this Agreement shall be effective by the Company unless set forth in a writing executed by the Company. Company may assign this agreement upon providing notice thereof to Cox. All remedies in this Agreement are cumulative to any other remedies a party may have under applicable law. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. The parties agree that all understandings, oral agreements, and representations made prior to the full execution of this Agreement are void and/or are superseded by this Agreement. This Agreement cannot be modified, changed, or amended, except in writing signed by the parties. This Agreement shall be governed by the laws of the District of Columbia, regardless of conflict of law princsiples. Contractor hereby consents to the jurisdiction of the federal and state courts of the District of Columbia for any disputes arising out of this Agreement. The parties agree to resolve disputes arising out of or relating to this Agreement pursuant to the Direct Dialogue Program attached hereto as Exhibit A. This Agreement may be executed in counterparts and delivered by electronic mail or facsimile.

IN WITNESS HEREOF, the parties have agreed to enter into this Agreement as of the Effective Date by affixing their signatures as set forth below:

DGS LTD.	JEFFREY COX

/s/ Mohammed Khaishgi	/s/Jeffrey Cox